Exhibit 99.1

U.S. WIRELESS DATA, INC.

For Immediate Release

U.S. Wireless Data Names Adi Raviv as Chief Financial Officer

NEW YORK – August 15, 2002 – U.S. Wireless Data (USWD) (OTC: USWE), the leader in wireless transaction processing, today announced the appointment of Adi Raviv to the position of chief financial officer. Raviv brings more than 14 years of financial experience to the company, having served most recently as CFO of THCG, Inc., a Nasdaq-traded technology merchant banking and consulting company.

“Adi has a diverse background with both private and public technology companies,” said Chairman and CEO Dean M. Leavitt. “As USWD moves to the next phase of growth, his experience with financial markets and high-growth companies will be invaluable. He brings to the job the demonstrated financial discipline needed to drive our performance.”

Raviv co-founded THCG, Inc., in 1999, after serving as Managing Director of the U.S. investment arm of Hambros Bank Limited since 1996. Hambros was renamed Tower Hill Investments and merged with Walnut Financial Services to form THCG. THCG was acquired by Donald & Company Securities in September 2001.

Raviv has also formed Stockton Partners, and BEA Associates – both equity investment firms with significant placements in the technology sector. In addition, he has held senior positions at Oscar Gruss & Son Incorporated, and Lehman Brothers.

With Raviv’s appointment, Charles Leone will return his full attention to his duties as the company’s chief administrative officer. “I would like to express my sincere appreciation to Charlie for his selfless efforts in serving as interim chief financial officer,” said Leavitt. “His skills and dedication were essential to the smooth transition of this important function. Charlie remains a valued, long-term member of the U.S. Wireless Data executive team.”

About U.S. Wireless Data

U.S. Wireless Data makes credit card and ATM transactions faster and more cost effective. USWD connects credit card processing companies to their merchant clients. Using wireless and landline technology, USWD provides improved transport, data translation, and value-added processing. In addition, by enabling wireless point of sale terminals, USWD adds speed and mobility that has been unachievable in the past. USWD now handles more than 600 million transactions each year through its centralized computer center and nationwide network. Further information is available at www.uswirelessdata.com.

U.S. Wireless Data Contact:
Daniel Lamb
212/905-0344
dlamb@uswirelessdata.com

or

Investor Relations Contact:
Lippert/Heilshorn & Associates
William A. Walkowiak, CFA
212/838-3777
william@lhai.com